Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements No. 333-254473 and No. 333-254472 on Form N-2 of our report dated September 28, 2021, with respect to the financial statements and financial highlights of Nuveen Preferred & Income Opportunities Fund and Nuveen Preferred & Income Securities Fund, respectively.

/s/ KPMG LLP

Chicago, Illinois

October 6, 2021